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As filed with the Securities and Exchange Commission on January 18, 2001
SEC File No. ___________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                             EZCONNECT, INC.
                       -----------------------------
           (Exact name of registrant as specified in its charter)

          NEVADA                                              87-0284731
-------------------------------                           --------------------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)

2900 Townsgate Road, Suite 200, Westlake Village, CA             91361
----------------------------------------------------         ------------
(Address of Principal Executive Offices)                      (Zip Code)

                  ELLIOTT N. TAYLOR NON-QUALIFIED STOCK OPTION
                  --------------------------------------------
                            (Full title of the plan)

                  VICTOR D. SCHWARZ NON-QUALIFIED STOCK OPTION
                   -------------------------------------------
                         (Full title of the plan)

Kevin S. Hamilton, 2900 Townsgate Road, Suite 200, Westlake Village, CA  91361
------------------------------------------------------------------------------
           (Name, address, including zip code of agent for service)

 Telephone number, including area code, of agent for service:  805-557-9906

                           CALCULATION OF REGISTRATION FEE

                               Proposed         Proposed
Title of                       Maximum          Maximum
Securities     Amount          Offering         Aggregate        Amount of
to be          to be           Price Per        Offering         Registration
Registered     Registered (2)  Share (1)        Price            Fee
----------     ----------       ----------      ----------       ------------
Common Stock,
$0.001 par
value             176,000        $0.75           $132,000         $33.00

(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee as determined under Regulation C, Rule 457(c) and/or (g), of the Securities Act of 1933, based on the average of the bid and ask price of the Registrant's common stock as reported on the NASD's OTC Bulletin Board on January 18, 2001.





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                               EZCONNECT, INC.
                  Cross Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of part I of form S-8 and the section 10(a) prospectus which will be delivered to each employee, director or consultant who participates in the stock option plans.

Registration Statement Item Numbers and Headings       Prospects Headings
------------------------------------------------       ------------------

1)     Plan Information                             Section 10(a) Prospectus

2)     Registration Information and Employee
       Plan Annual Information                      Section 10(a) Prospectus

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                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are hereby incorporated by reference:

     1) The Company's annual report on Form 10-KSB for the period ended June 30, 2000, as amended, dated November 17, 2000;

     2) The Company's quarterly report on Form 10-QSB for the period ended September 30, 2000, dated December 21, 2000; and

     3) All additional reports filed by the Company with the Commission pursuant to section 13(a) or 15(d) of the Exchange Act after September 30, 2000.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 12, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

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ITEM 4. DESCRIPTION OF SECURITIES

General
-------
The Registrant is authorized to issue forty-five million (45,000,000) shares of common stock, par value $0.001 per share (the "Common Stock")and five million (5,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The Registrant has 4,324,342 shares of Common Stock and 2,500,000 shares of Preferred Stock issued and outstanding at January 12, 2001. Although the Company's Board of Directors has no present intention to do so, the Board of directors has authority, without action by or vote of the Company's Shareholders, to issue all or part of the authorized but unissued shares. In addition, the Company's Board of Directors has authority, without action by or vote of the Company's Shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the percentage ownership interest of Shareholders and may further dilute the book value of the Company's shares.

Common Stock
------------
The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Registrant's bylaws provide that a majority of the issued and outstanding shares of the Registrant constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Registrant seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Dividend Policy
---------------
The Registrant has not declared or paid cash dividends or made distributions on either its common or preferred shares in the past, and the Registrant does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Registrant has not entered into any credit or other agreements that would restrict its ability to pay dividends, however, the Registrant currently intends to retain and reinvest future earnings, if any, to finance its operations.

Transfer Agent
--------------
The transfer agent for the Registrant's common stock is Colonial Stock Transfer, 455 East 400 South, Suite 100, Salt Lake City, Utah 84111 Tel:
(801) 355-5740 Fax: (801) 355-6505


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ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

The controlling principals of the law firms Taylor and Associates, Inc., and Victor D. Schwarz, LLC, legal counsel to the Registrant, have been granted options under the plan being registered hereunder aggregating 176,000 shares at an exercise price of $0.625 per share, for an aggregate fair market value of $110,000. Except as otherwise disclosed herein, no other expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a brief summary of certain indemnification provisions of the Company's certificate of incorporation and the Nevada Revised Statutes. This summary is qualified in its entirety by reference to the text thereof.

Section 78.751 of the Nevada Revised Statutes confers on a director or officer an absolute right to indemnification for expenses, including attorneys' fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise in defense of any action, suit, or proceeding. This section also entitles a director or officer to partial indemnification against expenses to the extent that he has been successful in defending any claim, issue, or matter asserted in such proceeding. The Nevada Revised Statutes indemnification section further permits the corporation to indemnify officers and directors in circumstances where indemnification is not mandated by the statute and certain statutory standards are satisfied.

The Nevada Revised Statutes expressly make indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors, the shareholders, or independent legal counsel. The Nevada Revised Statutes also permit a corporation, in its articles of incorporation, bylaws, or an agreement, to pay attorneys' fees and other litigation expenses on behalf of a corporate official in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the corporate official to repay such expenses to the corporation if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation may also purchase and maintain insurance to provide indemnification.

The Nevada Revised Statutes also provide that indemnification authorized by the statute is not exclusive of, but is in addition to, indemnification rights granted under a corporation's articles of incorporation, an agreement, or pursuant to a vote of shareholders or disinterested directors.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to Section 78.751 of the Nevada Revised Statues.

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The Company's articles of incorporation and bylaws do not contain specific provisions relating to indemnification of directors, officers, employees, and/or agents of the Company. However, it is anticipated that the Company will indemnify its officers and directors to the full extent permitted by the above referenced statute. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                ITEM 8. EXHIBITS

Exhibits.
---------
Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of Regulation S-K.

             SEC
Exhibit      Reference
No.          No.           Description                           Location
-------      ---------     -----------                           --------
4.01            4          Elliott N. Taylor
                           Non-qualified Stock Option            This filing

4.02            4          Victor D. Schwarz
                           Non-qualified Stock Option            This Filing

5.01          5 & 23       Letter opinion, including consent
                           of Taylor and Associates, Inc.
                           Attorneys and Counselors at Law,
                           regarding legality of Common Stock
                           to be issued pursuant to options
                           granted under the Plans.              This Filing

23.01           23         Consent of Grant Thornton, LLP
                           Certified Public Accountants          This Filing

25.01           25         Powers of Attorney                    See Signature
                                                                 Page

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                                ITEM 9. UNDERTAKINGS

REGULATION S-K

Post-Effective Amendments-Item 512(a)
-------------------------------------
The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference-Item
512(b)
-------------------------------------------------------------------------
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended , each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Filing of Registration Statement on Form S-8 - Item 512(h)
----------------------------------------------------------
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westlake Village, state of California, this 19th day of January, 2001.

                                        EZCONNECT, INC.

                                        By /S/ Kevin S. Hamilton, President


                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin S. Hamilton, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                            Title                   Date
---------                            -----                   ----

/S/ Philip R. Lacerte                Director                January 19, 2001

/S/ Robert M. Proznik                Director                January 19, 2001

/S/ Kevin S. Hamilton                Director                January 19, 2001

/S/ Tod M. Turley                    Director                January 19, 2001